UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 2, 2008

i2 Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28030	75-2294945
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (469) 357-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On January 2, 2008, i2 Technologies, Inc. (the “Company”) confirmed that each of Harvey B. Cash and Michael E. McGrath, current directors of the Company, has determined that he will not stand for re-election at the Company’s 2008 Annual Meeting of Stockholders and that his respective service on the Board of Directors will terminate as of immediately prior to the 2008 Annual Meeting of Stockholders. Mr. Cash is the Chairman of the Compensation Committee and a member of the Nominating and Governance Committee.

Item 8.01. Other Events.

On December 28, 2007, R2 Top Hat, Ltd. (“R2 Top Hat”) delivered a letter to the Company notifying the Company of its intention to nominate J. Coley Clark and Richard L. Hunter for election to the Company’s Board of Directors at the Company’s 2008 Annual Meeting of Stockholders. On January 2, 2008, Amalgamated Gadget, L.P., which holds shares of the Company for and on behalf of R2 Top Hat, amended its Schedule 13D dated May 5, 2004 to notify the Company of such intention.

On January 3, 2008, the Company delivered a letter to R2 Top Hat responding to R2 Top Hat’s letter of December 28, 2007. The full text of the Company’s letter to R2 Top Hat is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On January 3, 2008, the Company also issued a press release relating to R2 Top Hat’s letter and the notification from Harvey B. Cash and Michael E. McGrath that they will not stand for re-election at the Company’s 2008 Annual Meeting of Stockholders. The Company’s press release dated January 3, 2008 is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Letter from i2 Technologies, Inc. to R2 Top Hat, Ltd., dated January 3, 2008

99.2	Press Release dated January 3, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 3, 2008	i2 TECHNOLOGIES, INC.
	By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President, Finance and Accounting and Chief Financial Officer